EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated August 27, 2009, relating to the financial statements and financial highlights which appear in the June 30, 2009 Annual Reports to Shareholders of American Century Quantitative Equity Funds, Inc., which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights," "Independent Registered Public Accounting Firm," "Financial Statements," and "Annual and Semiannual Reports" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Kansas City, Missouri
February 8, 2010